FIRST AMENDMENT TO THE
ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT to the Asset Purchase Agreement by and between Jinkhold, Ltd., a corporation duly organized under the laws of the United Kingdom (“Jinkhold” or the “Purchaser”), Andronics, Ltd., a corporation duly organized under the laws of Northern Ireland (“Andronics” or the “Seller”) and Robert Andrews, an individual residing in Northern Ireland and a founder of Andronics (“Andrews”) entered into on October 26, 2007 (the “Agreement”) and amends the Agreement as set forth below (the “Amendment”).  Jinkhold, Andronics and Andrews are hereinafter at times collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Parties entered into the Agreement, attached hereto as Exhibit A, on October 26, 2007;

WHEREAS, the Agreement states the Closing (as defined in the Agreement) take place on or before November 15, 2007;

WHEREAS, the Closing Date (as defined in the Agreement) has passed and the Parties wish to amend the Agreement to reflect a new Closing Date;

WHEREAS, the Agreement provides that, upon the Closing Date, the Convertible Debentures shall be issued to the individuals and/or entities listed on Schedule 4.2 of the Agreement;

WHEREAS, the Parties have agreed to issue, upon the Closing Date, the Convertible Debentures to Andronics Ltd.;

WHEREAS, the Agreement provides Andrews Monthly Options (as defined in the Agreement) shall be issued directly to Robert Andrews when vested and exercised;

WHEREAS, the Parties have agreed to issue, when vested and exercised, the Andrews Monthly Options to Andronics, Ltd.;

WHERAS, Andronics executed an agreement by and among Andronics, Robert and Margaret Andrews, Invest Northern Ireland, Patrick Andrews and the Remaining Shareholders (defined therein), a true and correct copy is attached hereto as Exhibit B, (the “Invest NIAgreement”) on or about December 19, 2007.

WHEREAS, unless otherwise defined in this Amendment, capitalized terms have the meaning as defined in the Agreement.

AGREEMENT

Accordingly, the Parties hereby agree as follows:

1.	Section 3.1 of the Agreement is hereby amended to read as follows:

3.1  Offset.  Any liabilities not listed on Schedule 3 shall remain the sole obligation of the Seller and Robert Andrews. In the event that undisclosed liabilities arise or are uncovered within one (1) year after the Closing Date (the “Undisclosed Liabilities”), the Undisclosed Liabilities United States Dollar amount shall be offset first, by one (1) share of unvested Andrews Monthly Options, defined in Section 4.6; second, by one (1) share of unvested Andrews Quarterly Options, defined in Section 4.6; and third, by one (1) Convertible Debenture, defined in Section 4.2, United States Dollar for every One United States Dollar ($1.00 USD) of Undisclosed Liability, with partial dollar amounts rounded up to the nearest dollar (collectively, the “Offset”).  In connection with the Offset, all SARS common stock issued, options, whether or not vested or exercised, Convertible Debentures (defined in Section 4.2 of the Agreement) and common stock issued pursuant to the conversion of the Convertible Debentures may not be assigned, sold, leased or otherwise transferred or disposed of until the first anniversary of the Closing Date.

2.	Section 9.1 of the Agreement is hereby amended to read as follows:

9.1  Time and Place.  The closing of the sale and purchase of the Assets (the “Closing”) shall take place at The Otto Law Group, PLLC, at 5:00 p.m. PST on or before December 20, 2007 (the “Closing Date”), or at such other time as the Parties may mutually agree and upon which time all (i) closing conditions; (ii) closing covenants, including the written consent of all shareholders and creditors of Andronics approving of the transaction contemplated hereby; and (iii) outstanding exhibits and schedules have been completed, attached hereto and fully satisfied.  This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the Parties reflected hereon as signatories.  The “Execution Date” shall be defined as the date this Agreement is executed by the Parties.

3.	Section 4.2 of the Agreement is hereby amended to read as follows:

4.2   Convertible Debentures.  Convertible debentures in the total aggregate principal amount of Seven Hundred Twenty-Two Thousand Two Hundred United States Dollars ($722,000 USD) (the “Convertible Debentures”).  The Convertible Debentures shall include the following terms: (i) the interest rate shall be ten percent (10%) compounded annually, (ii) the Convertible Debenture shall automatically convert into shares of SARS Common Stock (the “Conversion”) one (1) year from the date the Convertible Debenture was executed (the “Debenture Maturity Date”), (iii) the exercise price shall be One United States Dollar ($1.00 USD) per share, a form of Convertible Debenture is annexed hereto and made apart hereof as Exhibit A.  The Convertible Debentures shall be issued to “Andronics Ltd.”

4.	Section 18.3.1 of the Agreement is hereby amended to read as follows:

18.3.1  One million (1,000,000) shares shall vest monthly beginning upon the Closing Date ( “Andrews Monthly Options”).  The Andrews Monthly Options, when vested and exercised in accordance with Section 18.3, shall be issued to “Andronics, Ltd.”  All remaining provisions found in the Agreement and in Section 18.3 shall remain in full force and effect.

5.	Except as otherwise provided herein, all other terms of the Agreement remain in full force and effect.

6.
This Amendment, the Agreement, the Invest NI Agreement and all related attachments, schedules and exhibits set forth the entire understanding and agreement of the Parties, and supersedes any and all prior contemporaneous oral or written agreements or understandings between the Parties as to the subject matter of this Amendment.  This Amendment shall be governed by the laws of Northern Ireland.

7.	This Amendment may be executed by facsimile and in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page is intentionally left blank]
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first written above.

DATE: December 20, 2007

                        SELLER:

                        ANDRONICS, LTD.

By:  /s/ Robert Andrews
Name:  Robert Andrews
Title:

ANDREWS:

ROBERT ANDREWS

By:  /s/ Robert Andrews
Name: Robert Andrews
Title:

 PURCHASER:

 JINKHOLD, LTD.

By:  /s/ Clayton Shelver
Name: Clayton Shelver
Title: Director

Exhibit A
The Agreement

Exhibit B
Invest NI Agreement

DATED                 December 2007

______________________________
SUPPLEMENTAL AGREEMENT
Relating to
ANDRONICS LIMITED
______________________________

THIS AGREEMENT is dated              December 2007

PARTIES:

(1)
ANDRONICS LIMITED a company registered in Northern Ireland with registered number NI 017460 whose registered office is at Unit 20, Balliniska Road, Springtown Industrial Estate, Derry, BT48 0LY (the “Company”).

(2)	ROBERT ANDREWS of 1 Darleen Park, Culmore Road, Derry (“RA”) and MARGARET ANDREWS 1 Darleen Park, Culmore Road, Derry (“MA”) (together the “Promoters”);

(3)	INVEST NORTHERN IRELAND whose registered office is at Bedford Square, Bedford Street, Belfast BT2 7ES (“Invest NI”);

(4)	THE PERSONS LISTED IN SCHEDULE 1 HERETO (the“Remaining Shareholders”); and

(5)	PATRICK ANDREWS of [address for Patrick Andrews to be inserted] (“PA”).

BACKGROUND:

(A)
The Company has agreed to sell its assets and business pursuant to the terms of an asset purchase agreement made between the Company, RA and Jinkhold Limited (the “Purchaser”) (the “Asset Purchase Agreement”) and a first amendment to the Asset Purchase Agreement made between the Company, RA and the Purchaser (the “Amendment Agreement”) (the Asset Purchase Agreement and the Amendment Agreement together the “Agreements”), copies of which are attached at Schedule 2 hereof. The parties hereto have agreed certain matters as between themselves in relation to the Company, the Asset Purchase Agreement and the Amendment Agreement as more specifically set out herein.

(B)	This Agreement is supplemental to the Investment Agreement of 7th April 2004 made between the Persons Set out in Schedule 1 Thereto, Invest NI and the Company (the “Investment Agreement”).

(C)
The parties hereto have agreed to enter into this Agreement for the purpose of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Company and each other.

IT IS AGREED as follows:

1.           INTERPRETATION

1.1	In this Agreement where the context admits:

"Affiliate”	means, in respect of any body corporate, a body corporate which is its subsidiary or holding company, or a company which is a subsidiary of that holding company, and each such company;
“Associate”	means any person with whom a person is or may be connected (as defined in section 839 of the Income and Corporation Taxes Act, 1988);
“Assumed Liabilities”	shall have the same meaning as in the Asset Purchase Agreement;
“Articles”	means the Articles of Association of the Company from time to time;
“Closing”	shall have the same meaning as in the Agreements;
“Comfort Letters”	means the letters in the form set out in Schedule 3 hereof;
“Company’s Auditors”	means McCauley McGinty Accountants, 85 Strand Road, Derry, Co Derry, BT48 7NN or such other firm as the Company may appoint from time to time;
“Company’s Solicitors”	means Campbell Fitzpatrick Solicitors, 6 Castle Street, Londonderry, Co. Londonderry, BT48 6HQ or such other firm as the Company may appoint from time to time;
“Independent Expert”	means O’Connor, Kennedy, Turtle Estate Agents;
“Invest NI Grant Obligations”	means the Company’s grant obligations to Invest NI pursuant to the letters of offer referred to in Schedule 5 hereof;
“Invest NI Grant Liabilities”	means the liability of the Company to repay any monies pursuant to the Invest NI Grant Obligations as referred to in Schedule 5 hereto;
“Lease”	means a lease agreement to be entered into by RA and MA with the Purchaser in respect of the Property a copy of which is attached at Schedule 4 hereto;
“OTC Bulletin Board”
means the Over The Counter Bulletin Board being a regulated quotation service in the United States of America that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities or such other quotation service as may supersede or replace it from time to time;

“Primary Shareholder Loans”
means loans totalling in aggregate £[1,171,419] [amount to be confirmed] made by RA and members of his family (including PA) and certain of the Remaining Shareholders to the Company (which amount excludes the Shareholders Loans).

“Property”	means the business premises occupied by the Company and known as Unit 20, Balliniska Road, Springtown Industrial Estate, Derry, BT48 0LY:
“Market Selling Price”	means the Selling Price for SARS Common Stock from time to time as quoted by the OTC Bulletin Board;
“Remaining Consideration”
means the SARS Restricted Common Stock and the SARS Common Stock Options and the SARS Convertible Debentures less the Residual Liabilities (if any) and the Primary Shareholder Loans (but not the Secondary Shareholders Loans) and any other debts or liabilities which may have been incurred by the Company after Closing;

“Remaining Indebtedness”
means at Closing any loan, bond, note, loan stock or debenture or other obligation for borrowed monies, any liability in
respect of any acceptance credit or note or bill discounting facility, any amount of consideration left outstanding by way of loan under any agreement for the sale of assets and/or the supply of services and any guarantee or indemnity in respect of any of the foregoing, (the amount thereof in each case being taken for this purpose to be the maximum amount capable of
being outstanding from the Company thereunder whether or
not then due or owing or advanced at the time of calculation)
and any costs or other debts or liabilities of any kind
whatsoever to any creditors or third parties owing by the
Company (but excluding the Primary Shareholder Loans and
the Secondary Shareholder Loans);

“Residual Liabilities”	means all of the liabilities of the Company of any nature whatsoever at Closing including the Remaining Indebtedness;
“SARS Convertible Debentures”	means 722,000 of convertible debentures of $1.00 each in SARS Inc as referred to at clause 4.2 of the Asset Purchase Agreement;
“SARS Restricted Common Stock”	means 50,000 of restricted SARS common stock of $0.001 per share as referred to at clause 4.1 of the Asset Purchase Agreement;
“SARS Common Stock Options”	means one million of SARS common stock equal to an amount of one million shares at $0.01 each as more specifically referred to at clause 18.3 of the Asset Purchase Agreement;
“Secondary Shareholders Loans”	shall have the same meaning as the definition of “Shareholders Loans” in the Investment Agreement and the Articles (being an aggregate amount of £325,000);
“Selling Price”	means the bid price of stock quoted on the OTC Bulletin Board and not the ask price for such stock;

1.2	In this Agreement the headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

2.	OBLIGATIONS AND COVENANTS

2.1
Immediately upon Closing the Company and RA and MA and the Remaining Shareholders and Invest NI and PA shall (if necessary) procure the assignment in full of the consideration referred to at clause 4.2 of the Asset Purchase Agreement from the persons listed in Schedule 4.2 of the Asset Purchase Agreement directly to the Company.

2.2
Immediately upon Closing the Company and RA and the Remaining Shareholders shall (if necessary) procure the assignment in full of one million of the Andrews Options (as defined in clause 18.3 of the Asset Purchase Agreement) directly to the Company.

2.3
On or before Closing the Company and RA shall procure that the Company’s Auditors shall provide Invest NI with full details of the Assumed Liabilities, the Residual Liabilities and the Primary Shareholder Loans.

2.4	On or before Closing the Company and RA shall procure that the Company’s Solicitors shall provide a letter of confirmation to Invest NI in the terms set out in Schedule 6 hereof.

2.5	On or before Closing the Company and RA and the Remaining Shareholders shall procure the delivery to Invest NI of the Comfort Letters.

2.6
No later than 30 days after Closing the Company and RA shall procure that the Company’s Auditors shall audit and verify the Residual Liabilities and the Primary Shareholders Loans to Invest NI and provide Invest NI with an audit report in respect of same.

2.7
As soon as possible after Closing RA and MA and Invest NI shall agree the terms of reference for a letter of instruction, which once agreed shall immediately be sent to the Independent Expert in order to determine the annual market value rental income for the Property (the “Annual Market Rent”). RA and MA and Invest NI hereby agree that the determination of the Independent Expert shall be final and binding upon them and hereby agree to accept and to be bound by same. RA and MA and Invest NI shall agree the terms of reference for the letter of instruction and send it to the Independent Expert within 15 days after Closing. The cost of the Independent Expert shall be borne equally by the Company and Invest NI.

2.8
If the Independent Expert shall determine that the Annual Market Rent is less than £120,000 per annum (which resulting amount shall be referred to herein as the “Rental Balance”) the Rental Balance shall be deemed to accrue for the entire term of the Lease (or five years from the date of execution thereof, whichever is the longer) and the amount calculated therefor (discounted using a discount rate of 6% into present value terms at commencement of the Lease term) shall be set-off against and reduce any personal loans made by RA to the Company (including the Primary Shareholder Loans) as evidenced in the directors current account to be provided at Closing to Invest NI by the Company’s Auditors and thereafter (if applicable) in accordance with the provisions of the Articles and in particular the provisions of Article 4.2 B.1 thereof. If the rent payable under the Lease to RA and MA shall cease before the expiry of the Lease and RA and MA shall receive no further rent in respect of the Property from the Purchaser (or from any Affiliate or Associate of the Purchaser), whether under any other lease agreement or otherwise, the amount of set-off shall be recalculated and shall be reduced accordingly.

2.9
If the Independent Expert shall determine that the Annual Market Rent is equal to or more than £120,000 per annum RA and MA shall be entitled to keep the full amount of £120,000 per annum without any set-off or reduction.

2.10	After Closing the parties hereto agree that the Residual Liabilities and the Primary Shareholder Loans shall be funded in order of priority as follows:

-	Firstly, in applying all amounts received by the Company from the sale of the SARS Restricted Common Stock, which shall be realised at the Market Selling Price.

-	Secondly, in applying all amounts received by the Company pursuant to the exercise of the SARS Common Stock Options, which shall be realised at the Market Selling Price;

-	Lastly, in applying all amounts received by the Company pursuant to the conversion of the SARS Convertible Debentures, which shall be realised at the Market Selling Price;

2.11
The parties hereto hereby agree and shall procure that the Residual Liabilities and the Primary Shareholder Loans (and any other debts or liabilities of the Company which may have been incurred after Closing) but excluding the Secondary Shareholders Loans, will be discharged in full by the Company after Closing upon receipt of the monies referred to at Clause 2.15 below and that once the Remaining Consideration has been determined the Company shall enter into a members voluntary liquidation (or such other liquidation process as the parties hereto may agree) which shall take place as soon as possible thereafter.

2.12	Upon the winding-up of the Company, the parties hereto agree that the Remaining Consideration shall be applied in accordance with the provisions of Article 4.2 B1 of the Articles.

2.13
The parties hereto further agree that any distribution on a winding-up shall be carried out in the most tax efficient manner possible. The relevant parties hereto may elect to receive their distribution entitlement in shares of SARS common stock or by way of cash. The number of any shares or cash to be so received shall be calculated at the value of the Market Selling Price per share.

2.14	After Closing the Company shall not incur any further liabilities, costs, debts or any further obligations of any kind whatsoever without the prior written consent of Invest NI.

2.15
RA and Remaining Shareholders and PA hereby agree and shall procure that none of the Primary Shareholders Loans or the Secondary Shareholders Loans shall become repayable before the Company shall have received all monies in full from the realisation of the SARS Restricted Common Stock and the SARS Common Stock Options and the SARS Convertible Debentures and RA and the Remaining Shareholders and PA hereby agree and shall procure that the repayment of the Primary Shareholders Loans and the Secondary Shareholders Loans shall be irrevocably deferred and postponed until the Company shall have received all such monies and none of them shall pursue the Company or take any action against the Company or bring any claim for the repayment thereof (or for any other debt or obligation) in the meantime.

2.16           The Company and RA hereby warrant and represent to Invest NI as follows:

(a)
that other than the obligation to obtain Invest Northern Ireland’s prior written consent to the Agreements the Company has complied in all respects with all of its obligations pursuant to the Agreements and that all of the requisite shareholder resolutions, board resolutions and any other requirements, novations, rescissions, consents or waivers needed to give effect to the terms of the Agreements have been obtained;

(b)
that the termination letter of 16th November 2007 from Jinkhold Limited to the Company terminating the Asset Purchase Agreement has been rescinded in full by Jinkhold Limited and is no longer in force and has no effect;

(c)
that the Assumed Liabilities will include all debts, liabilities and costs of the Company and all amounts owing to any third parties and the creditors of the Company at Closing (other than the Primary Shareholder Loans and the Secondary Shareholders Loans); and

(d)	that upon Closing (other than the obligation to repay the Primary Shareholders Loans and the Secondary Shareholders Loans) the Company will be in a solvent position.

(e)	that (if necessary) the SARS Common Stock Options and the SARS Convertible Debentures are fully assignable to the Company pursuant to the terms of clause 2.1 and 2.2 hereof.

2.17
RA hereby indemnifies the Company against any further liabilities, costs or debts of any kind whatsoever which are not part of the Assumed Liabilities (including the Residual Liabilities) and which the Company may have at Closing or incur after Closing (other than in respect of the Primary Shareholder Loans and the Secondary Shareholders Loans) and shall immediately make any and all payments necessary on the Company’s behalf and for the benefit of the Company without any delay. RA shall do all such things as may be necessary (including making any payments required) to ensure that the Company remains solvent after Closing until such time as the Company enters into liquidation as referred to at clause 2.11 above.

2.18
The Company and RA shall use all best efforts to procure that the Invest NI Grant Obligations shall be novated to Jinkhold Limited as soon as possible after Completion. If Jinkhold Limited shall not accept the novation of the Invest NI Grant Obligations to it then the resulting Invest NI Grant Liabilities shall become a debt of the Company the payment for which Invest NI hereby agrees to defer until such time as the Company shall have received the monies referred to at 2.15 above. RA, the Company, PA and the Remaining Shareholders hereby agree that the Invest NI Grant Liabilities (if any) shall be repaid by the Company in priority to any of the Primary Shareholders Loans and the Secondary Shareholders Loans.

3.           DISPUTE RESOLUTION PROCEDURE

3.1
For the purposes of this clause, “Dispute” means any dispute, difference or question of interpretation arising out of this Agreement and also whenever any matter is submitted to a general meeting of the Company and that general meeting is also unable to arrive at a decision on the matter by reason of disagreement between the shareholders then a Dispute shall be deemed to have occurred in relation to that matter.

3.2	Notice of Dispute

3.2.1	This Dispute Resolution Procedure shall start when one party serves on another party a written notice that it believes that there is a Dispute (“Notice of Dispute”).

3.2.1.1	The Notice of Dispute shall:

3.2.1.2	set out the material particulars of the Dispute; and

3.2.1.3	set out the reasons why the party serving the notice believes that the Dispute has arisen.

3.3           Commercial Negotiation

3.3.1	The disputing parties shall use all reasonable best endeavours to settle a Dispute in good faith.

3.3.2
If the disputing parties have not settled the Dispute by commercial negotiation, within 21 days after the date of the relevant Dispute Notice, then the disputing parties shall refer the dispute for determination by the Expert. Either disputing party shall be entitled, within 30 days after expiry of the 21 days set aside for commercial negotiation, by notice in writing to the other, require the matter to which the Dispute relates to be referred to such person as shall be appointed in writing by the disputing parties jointly or, failing such appointment within 14 days after the date of service of the notice referred to above, appointed by the Chairman from time to time of Ulster Society of Chartered Accountants or, if he shall be unable or unwilling to make such appointment, by the High Court of Justice in Northern Ireland (in either of the latter cases, upon the application at any time of any disputing party) (the “Expert”).

3.4	Expert Determination

3.4.1
The person so appointed shall act as an expert and not as an arbitrator and his or her written determination shall (in the absence of clerical or manifest error appearing within 14 days of its delivery to the disputing parties) be final and binding on the disputing parties. In making his determination, the Expert shall be entitled to specify any matters which he considers, in his absolute discretion, should be implemented or otherwise transacted in order to give commercial efficacy to his determination.

3.4.2
The disputing parties shall submit in writing their respective arguments within the period of time determined by the Expert. The disputing parties shall also supply the Expert with any information which he may request in connection with his determination.

3.4.3
The Expert shall in his or her absolute discretion, consider whether a hearing is necessary in order to resolve the Dispute. The Expert shall act impartially and may take the initiative in ascertaining the facts and the law.

3.4.4
The Expert shall provide to both disputing parties his or her written decision on the Dispute within such period as the disputing parties may agree after the reference. The Expert shall not be required to state in writing the reasons for his or her decision.

3.4.5
Forthwith upon receiving the Expert’s determination the disputing parties and the other parties hereto shall exercise their powers in relation to the Company to procure that the Company complies with the Expert’s determination and with any directions contained therein.

3.4.6
The Expert’s costs of any reference shall be borne as the Expert shall specify, or in default, equally by the disputing parties. Each party shall bear its own costs arising out of the reference, including legal costs and the costs and expenses of any witnesses.

3.4.7	All information, data or documentation disclosed or delivered by a party to the Expert in consequence of or in connection with his appointment as Expert, shall be treated as confidential.

4.	TERMS OF THIS AGREEMENT SHALL PREVAIL

4.1
All the provisions of this Agreement insofar as they remain capable of being           performed or observed shall continue in full force and effect notwithstanding completion of any other matters provided for hereunder, except in respect of those matters then already performed and completion of any such matters shall not affect or prejudice any provision which is expressly or by implication intended to come into or remain in force thereafter.

4.2
In the event that there arises any conflict or ambiguity between the provisions of this    Agreement or the Articles the provisions of this Agreement shall prevail as between the parties and the shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further procure any required amendment to the Company’s Articles as may be necessary in order to reflect the provisions of this Agreement.

4.3	In the event that there arises any conflict or ambiguity between the provisions of this Agreement or the Investment Agreement the provisions of the Investment Agreement shall prevail.

4.4	In the event that there arises any conflict or ambiguity between the provisions of this Agreement and the Agreements the provisions of this Agreement shall prevail.

5.           NOTICE

Any notice or document required to be given or served under or pursuant to this Agreement shall be sufficiently given or served if delivered by hand or sent by pre-paid recorded delivery letter to the address of the relevant Party stated below or to such other address as the relevant Party may most recently have directly by written notice to the other parties hereto and, if delivered by hand, shall be deemed to have been received on the date of delivery or, if sent by post, shall be deemed to have been received on the second day following the posting thereof (and proof that an envelope containing the same was properly addressed, pre-paid and posted as aforesaid shall be conclusive evidence that the notice was given).

6.           ASSIGNMENT

No party hereto shall be permitted to assign this Agreement or any of his rights or obligations under it without the prior written consent of all of the other parties.

7.           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

8.           Further assurance

The parties shall promptly execute and deliver all such documents, and do all such things, as may from time to time be reasonably required for the purpose of giving full effect to the provisions of this deed.

9.           COSTS

The parties hereto shall pay all their own costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

10.           FORBEARANCE, WAIVER AND VARIATION

10.1
The rights of any Party shall not be prejudiced or restricted by the giving of time  or any forbearance or indulgence extended to another Party and any waiver, express or implied, by any Party of any term of this Agreement or of any breach, default, omission or non-observance thereof by any other Party shall be without prejudice to the other rights of such Party and shall not operate as a continuing waiver nor be deemed to operate as a waiver of any subsequent breach, default, omission or non-observance.  The rights and remedies provided in this Agreement are cumulate and not exclusive of any rights or remedies provided by law.

10.2
Neither this Agreement nor any provision hereof shall be varied or cancelled unless such variation or cancellation shall be expressly agreed in writing by a duly authorised director of each of the Parties provided that the variation or cancellation of any provision of this Agreement as regards and only as regards any of the respective rights or obligations of the Shareholders, or either of them, inter se, shall require only the agreement in writing of the Shareholders.

11.           SEVERABILITY

If any provision of this Agreement shall to any extend be found or held by a court or other competent authority to be void and unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.  Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void and unenforceable.

12.           ENTIRE AGREEMENT

This Agreement, the Articles and the Investment Agreement and the other agreements and documents referred to herein or therein constitute the entire agreement and understanding between the parties in connection with the subject matter hereof and supersede and cancel all previous negotiations, commitments or agreements between the parties or any of them with respect thereto and each party confirms that it has not relied upon any representation, warranty or undertaking by any other party in relation thereto save for any representation, warranty or undertaking expressly set out in this Agreement, the Articles or the Investment Agreement or such other agreements and documents.

13.           THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999.

14.           GOVERNING LAW AND JURISDICTION

This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of Northern Ireland.

The parties have shown their acceptance to the terms of this Agreement by executing it as a deed in the manner hereafter shown.

SCHEDULE 1

REMAINING SHAREHOLDERS

NAME	ADDRESS
Gerald Mullen	Balleighan Cottage, Greencastle, Co. Donegal
Fergus Duffy Senior	14 Bayswater, Limavady Road, Derry, BT47 6JL
Vehicle Services (of Derry) Limited	Courthauld Way, Campsie, Derry

SCHEDULE 2

ASSET PURCHASE AGREEMENT & AMENDMENT AGREEMENT

SCHEDULE 3

COMFORT LETTERS

Invest Northern Ireland
Bedford Square
Bedford Street
Belfast BT2 7ES
Northern Ireland

Date:           December 2007
Dear Sirs

We refer to the proposed sale of the business and assets of Andronics Limited (the “Company”) pursuant to the terms of an Asset Purchase Agreement between Jinkhold Limited, Robert Andrews and the Company (the “Asset Purchase Agreement”) and a first amendment agreement to the Asset Purchase Agreement made between Jinkhold Limited, Robert Andrews and the Company (the “Amendment Agreement”) (the Asset Purchase Agreement and the Amendment Agreement together the “Agreements”).

We hereby confirm that other than as specifically referred to and provided for in the Agreements, there is no other consideration, remuneration, benefit, advantage or payment of any type whatsoever being made, given, assigned or passing to the Company or any of its Affiliates or Associates or to Robert Andrews or any of his Associates, family members or any other person or company connected with him or any of them.

We hereby further confirm that the Company, its professional advisors and Mr Robert Andrews have made full and proper disclosure of all of the information, facts and details arising from, relating to or in connection with the Agreements and the matters contemplated thereby and that there is no other information, facts or details available which have not been so disclosed.

For the purposes of this letter the following terms shall have the following meanings:

"Affiliate" means, in respect of any body corporate, a body corporate which is its subsidiary or holding company, or a company which is a subsidiary of that holding company, and each such company;

"Associate" means any person with whom any of the persons undersigned hereto is or may be connected (as defined in section 839 of the Income and Corporation Taxes Act,
1988) or any person for whom any of the persons undersigned hereto may be a personal representative;

Yours faithfully

____________________________                                                        ___________________________
For and on behalf of                                                                                     ROBERT ANDREWS
ANDRONICS LIMITED

____________________________                                                     ___________________________
MARGARET ANDREWS                                                                         KAREN ANDREWS

____________________________                                                     ___________________________
PAUL ANDREWS                                                                                     PATRICK ANDREWS

Invest Northern Ireland
Bedford Square
Bedford Street
Belfast BT2 7ES
Northern Ireland

Date:           December 2007
Dear Sirs

We refer to the proposed sale of the business and assets of Andronics Limited (the “Company”) pursuant to the terms of an Asset Purchase Agreement between Jinkhold Limited, Robert Andrews and the Company (the “Asset Purchase Agreement”) and a first amendment agreement to the Asset Purchase Agreement made between Jinkhold Limited, Robert Andrews and the Company (the “Amendment Agreement”) (the Asset Purchase Agreement and the Amendment Agreement together the “Agreements”).

We hereby confirm that other than as specifically referred to and provided for in the Agreements, there is no other consideration, remuneration, benefit, advantage or payment of any type whatsoever being made, given, assigned or passing to the Company or any of its Affiliates or Associates or to Robert Andrews or any of his Associates, family members or any other person or company connected with him or any of them.

For the purposes of this letter the following terms shall have the following meanings:

"Affiliate" means, in respect of any body corporate, a body corporate which is its subsidiary or holding company, or a company which is a subsidiary of that holding company, and each such company;

"Associate" means any person with whom any of the parties to the Agreement is or may be connected (as defined in section 839 of the Income and Corporation Taxes Act,
1988) or any person for whom any of the parties to the Agreement may be a personal representative;

Yours faithfully

____________________________
For and on behalf of
SARS Inc.

____________________________
For and on behalf of
Jinkhold Limited

SCHEDULE 4

LEASE

SCHEDULE 5

INVEST NI GRANT OBLIGATIONS & LIABILITIES

Letter of Offer:                                      Compete 5/I                                              Dated:                         09/12/02
Default Clause:                                      20
Repayment Clause:                                           20                                           Years: 5 from payment

(clawback under Compete 5/I = £11,978.50)

Letter of Offer:                                      03/0795                                              Dated:                         28/11/03
Default Clause:                                      6.5
Repayment Clause:                                           8.1                                           Years: 5 from payment

(clawback under 03/0795 = £4,450)

Letter of Offer:                                      04/1069                                              Dated:                         04/01/05
Default Clause:                                      6
Repayment Clause:                                           8.1                                        Years: 5 from payment

(clawback under 04/1069 = £7,500)

TOTAL = £23,928.50 SCHEDULE 6

LETTER FROM COMPANY’S SOLICITORS

Invest Northern Ireland
Bedford Square
Bedford Street
Belfast BT2 7ES
Northern Ireland

Date:          December 2007

RE: ANDRONICS LIMITED

Dear Sirs

We refer to the proposed sale of the business and assets of Andronics Limited (the “Company”) pursuant to the terms of an Asset Purchase Agreement between Jinkhold Limited, Robert Andrews and the Company (the “Asset Purchase Agreement”) and a first amendment agreement to the Asset Purchase Agreement made between Jinkhold Limited, Robert Andrews and the Company (the “Amendment Agreement”) (the Asset Purchase Agreement and the Amendment Agreement together the “Agreements”).

We hereby confirm that (other than the obligation to obtain Invest Northern Ireland’s prior written consent to the Agreements) the Company has complied in all respects with all of its obligations pursuant to the Agreements and that all of the requisite shareholder resolutions, board resolutions and any other requirements, novations, rescissions, consents or waivers needed to give effect to the terms of the Agreements have been obtained.

We hereby further confirm that the following:

(a)
that the termination letter of 16th November 2007 from Jinkhold Limited to the Company terminating the Asset Purchase Agreement has been rescinded in full by Jinkhold Limited and is no longer in force and has no effect;

(b)
that the SARS Common Stock Options (as defined in the Asset Purchase Agreement) and the SARS Convertible Debentures (as defined in the Asset Purchase Agreement) are (if necessary) fully assignable to the Company pursuant to the terms of clause 2.1 and 2.2 of the Asset Purchase Agreement.

Yours faithfully

____________________________
CAMPBELL FITZPATRICK
SOLICITORS

EXECUTED and DELIVERED
as a DEED by ROBERT ANDREWS
in the presence of:

EXECUTED and DELIVERED
as a DEED by MARGARET ANDREWS
in the presence of:

EXECUTED and DELIVERED
as a DEED by PATRICK ANDREWS
in the presence of:

EXECUTED and DELIVERED
as a DEED by FERGUS DUFFY
in the presence of:

EXECUTED and DELIVERED
as a DEED by GERRY MULLEN
in the presence of:

EXECUTED by VEHICLE SERVICES (OF DERRY) LIMITED
as a DEED acting by two directors
or by one director and the company secretary

______________________
 Director

______________________
Director/Secretary

EXECUTED by ANDRONICS LIMITED
as a DEED acting by two directors
or by one director and the company secretary

______________________
 Director

______________________
Director/Secretary

SIGNED as a DEED for and on behalf of
INVEST NORTHERN IRELAND
by authorised officer: